EXHIBIT 2.2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN

OF MERGER AND REORGANIZATION

This Amendment No. 1 to the Agreement and Plan of Merger and Reorganization, dated as of March 4, 2002, among the parties hereto (this "Amendment") is made as of April 26, 2002, among ActionPoint Inc., a Delaware corporation ("Parent"), Condor Merger Corp., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Captiva Software Corporation, a California corporation (the "Company").

RECITALS

Whereas, Parent, Merger Sub and Company entered into that certain Agreement and Plan of Merger and Reorganization, dated as of March 4, 2002 (the "Merger Agreement"); and

Whereas, Parent, Merger Sub and the Company desire to extend the Termination Date, as defined in the Merger Agreement, from May 31, 2002 to July 31, 2002.

AGREEMENT

Now, Therefore, in consideration of the mutual promises hereinafter set forth, the parties hereto hereby agree that Section 8.01(b) of the Merger Agreement is amended to replace the reference therein to "May 31, 2002" with "July 31, 2002."

Except as modified by this Amendment, the Merger Agreement shall remain in full force and effect without any modification. By executing this Amendment below, Parent, Merger Sub and the Company certify that this Amendment has been executed and delivered in compliance with the terms of Section 9.15 of the Merger Agreement. This Amendment shall be deemed an amendment to the Merger Agreement and shall be irrevocable.

Except as and to the extent expressly modified by this Amendment, the Merger Agreement and the exhibits thereto, shall remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Merger Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

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IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has executed or has caused this Amendment to be executed by its respective officers thereunto duly authorized as of the date first written above.

ACTIONPOINT, INC.

By: /s/ Stephen S. Francis
Name: Stephen S. Francis
Title: President and Chief Executive Officer

MERGER SUB

By: /s/ Stephen S. Francis
Name: Stephen S. Francis
Title: President and Chief Executive Officer

CAPTIVA SOFTWARE CORPORATION

By: /s/ Reynolds C. Bish
Name: Reynolds C. Bish
Title: President and Chief Executive Officer